EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

Michelle Clemente
(602) 286-1533

WESTERN REFINING TO PARTICIPATE IN INVESTOR MEETINGS

EL PASO, Texas - September 19, 2016 - Western Refining, Inc. (NYSE: WNR) announced today that Company management will be conducting investor meetings hosted by Simmons & Company the week of September 19, 2016, in the Midwest. The meeting materials will be available beginning Monday, September 19, 2016, on the Investor Relations section of Western Refining’s website at www.wnr.com. The presentation will remain available on www.wnr.com in accordance with the Company’s investor presentation archive policy.

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The Company operates refineries in El Paso, Gallup, New Mexico and St. Paul Park, Minnesota. The Company’s retail operations includes retail service stations and convenience stores in Arizona, Colorado, Minnesota, New Mexico, Texas, and Wisconsin, operating primarily through the Giant, Howdy’s, and SuperAmerica brands.
Western Refining, Inc. also owns the general partner and approximately 54 percent of the limited partnership interest of Western Refining Logistics, LP (NYSE: WNRL).
More information about Western Refining is available at www.wnr.com.